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Pricing Supplement dated August 2, 2004 		        Rule 424(b)(3)
(To Prospectus dated April 2, 2004 and			   File No. 333-113680
Prospectus Supplement dated April 2, 2004)

			TOYOTA MOTOR CREDIT CORPORATION

		        Medium-Term Note - Fixed Rate

________________________________________________________________________________

Principal Amount:  $200,000,000		 Trade Date: August 2, 2004
Issue Price: See "Additional Terms of    Original Issue Date: September 30, 2004
  the Notes - Plan of Distribution"
Interest Rate: 4.27% per annum		 Net Proceeds to Issuer:  $200,000,000
Interest Payment Dates: Each March 30    Principal's Discount
 and September 30, commencing               or Commission:  0.0%
 March 30, 2005
Stated Maturity Date: March 30, 2014

________________________________________________________________________________



Day Count Convention:
   [X]  30/360 for the period from September 30, 2004 to March 30, 2014
   [ ]  Actual/365 for the period from   	        to
   [ ]  Other (see attached)                       to

Redemption:
   [X]	The Notes cannot be redeemed prior to the Stated Maturity Date.
   [ ]	The Notes may be redeemed prior to Stated Maturity Date.
        Initial Redemption Date:
        Initial Redemption Percentage:
        Annual Redemption Percentage Reduction:

Repayment:
   [X]	The Notes cannot be repaid prior to the Stated Maturity Date.
   [ ]	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
	Optional Repayment Date(s):
        Repayment Price:     %


Currency:
        Specified Currency:  U.S. dollars
            (If other than U.S. dollars, see attached)
        Minimum Denominations:
            (Applicable only if Specified Currency is other than U.S. dollars)

Original Issue Discount:  [ ]  Yes     [X] No
        Total Amount of OID:
        Yield to Maturity:
        Initial Accrual Period:

Form:  [X] Book-entry            [ ] Certificated

Other Provisions:
Installments of principal on the Notes will be paid semi-annually as described under "Additional Terms of the Notes - Principal Payments."

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			___________________________

		   Nomura Securities International, Inc.

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		      ADDITIONAL TERMS OF THE NOTES

Minimum Denomination

            The Notes shall have a minimum denomination of $100,000.

Principal Payments

		Installments of principal on the Notes will be paid semi-annually on each March 30 and September 30, beginning March 30, 2005 (each a "Principal Payment Date"), to the person in whose name a Note (or any predecessor Note) is registered at the close of business on the date that is 15 calendar days (whether or not a Business Day) immediately preceding such Principal Payment Date (each such preceding date, a "Principal Regular Record Date"); provided, however, that any such principal which is payable, but not punctually paid or duly provided for on any Principal Payment Date ("Defaulted Principal"), shall forthwith cease to be payable to the registered Holder on such Principal Regular Record Date, and may be paid to the person in whose name the Note (or any predecessor Note) is registered at the close of business on any date for the payment of Defaulted Interest that is fixed by the Trustee as provided in the Note and the Indenture or in any other lawful manner or, if no such date is so fixed, in any other lawful manner in accordance with the Indenture.

		The principal installment to be paid on each payment date for each $100,000 original principal amount is set forth below:

 	PRINCIPAL PAYMENT				PRINCIPAL PAYMENT
 	       DATE

	 March 30, 2005 				    $5,263.16
	 September 30, 2005 			            $5,263.16
	 March 30, 2006					    $5,263.16
	 September 30, 2006				    $5,263.15
  	 March 30, 2007					    $5,263.16
	 September 30, 2007 				    $5,263.16
  	 March 30, 2008					    $5,263.16
	 September 30, 2008 				    $5,263.15
	 March 30, 2009					    $5,263.16
 	 September 30, 2009				    $5,263.16
 	 March 30, 2010					    $5,263.16
 	 September 30, 2010				    $5,263.15
	 March 30, 2011					    $5,263.16
	 September 30, 2011				    $5,263.16
	 March 30, 2012					    $5,263.16
	 September 30, 2012				    $5,263.15
	 March 30, 2013					    $5,263.16
 	September 30, 2013				    $5,263.16
	 March 30, 2014					    $5,263.16

		If any Principal Payment Date or Interest Payment Date falls on a day that is not a Business Day, payments of principal and interest will be made on the next succeeding Business Day as if made on the date payment was due, and no interest will accrue on the amount payable for the period from and after such Principal Payment Date or Interest Payment Date.


Plan of Distribution

         Under the terms of and subject to the conditions of an Appointment Agreement dated April 8, 2004 and an Appointment Agreement Confirmation dated August 2, 2004 (collectively, the "Agreement") between TMCC and Nomura Securities International, Inc. ("Nomura"), Nomura, acting as principal, has agreed to purchase and TMCC has agreed to sell the Notes at 100% of their principal amount. Nomura may resell the Notes to one or more investors or to one or more broker-dealers (acting as principal for the purposes of resale) at a price equal to 100% of their principal amount.

            Under the terms and conditions of the Agreement, Nomura is committed to take and pay for all of the Notes offered hereby if any are taken.